Exhibit 99.1

Investor Relations Contact: 415.972.7080 | Media Inquiries Contact: 415.973.5930 | www.pgecorp.com

February 28, 2019

PG&E Corporation Provides Update on Financial Impact of 2017 and 2018 Wildfires;

Reports on Progress of Enhanced Wildfire Safety Inspections

Reports Full-Year and Fourth-Quarter 2018 Earnings

◾	Records $10.5 Billion Charge Related to 2018 Camp Fire and Additional $1.0 Billion Charge Related to 2017 Northern California Wildfires

◾	Caribou-Palermo Transmission Line in Butte County Associated with 2018 Camp Fire to Remain Out of Service Until Determined to Be Fully Safe or Decommissioned

◾	Completes Two-Thirds of Enhanced Electric Transmission Inspections in High Fire-Threat Areas Since November 2018

San Francisco, Calif. — PG&E Corporation (NYSE: PCG) today provided an update on the expected financial impact of the 2018 Camp Fire and 2017 Northern California wildfires as part of the announcement of its full-year and fourth-quarter 2018 financial results. Although the cause of the 2018 Camp Fire is still under investigation, based on the information currently known to the company and reported to the California Public Utilities Commission (CPUC) and other agencies, the company believes it is probable that its equipment will be determined to be an ignition point of the 2018 Camp Fire.

PG&E’s belief is based on information previously reported to the CPUC through two Electric Incident Reports (EIRs) and a supplement letter, which stated:

•

On CAL FIRE’s website, the agency has identified coordinates for the 2018 Camp Fire near a tower on PG&E’s Caribou-Palermo 115 kV Transmission Line and has identified the start time of the 2018 Camp Fire as 6:33 a.m. on November 8, 2018.

•

At approximately 6:15 a.m., the Caribou-Palermo 115 kV Transmission Line relayed and deenergized. At approximately 6:30 a.m. that day, a PG&E employee observed fire in the vicinity of Tower :27/222, and this observation was reported to 911. Later that day, PG&E observed damage on the line at Tower :27/222. Specifically, an aerial patrol identified that a suspension insulator supporting a transposition jumper had separated from an arm on Tower :27/222.

•

On November 14, 2018, the company observed a broken C-hook attached to the separated suspension insulator that had connected the suspension insulator to a tower arm, along with wear at the connection point. In addition, a flash mark was observed on Tower :27/222 near where the transposition jumper was suspended and damage to the transposition jumper and suspension insulator was identified.

•

In addition to the events on the Caribou-Palermo 115 kV Transmission Line, at approximately 6:45 a.m. on November 8, 2018, PG&E’s Big Bend 1101 12 kV Circuit experienced an outage. PG&E employees subsequently patrolling the location observed damage to the pole and equipment and downed wires. Although CAL FIRE has identified this location as a potential ignition point, based on the condition of the site PG&E has not been able to determine whether the Big Bend 1101 12 kV Circuit may be a probable ignition point.

Based on these facts, the company is including a $10.5 billion pre-tax charge related to third-party claims in connection with the 2018 Camp Fire in its full-year and fourth-quarter 2018 financial results.

The company is also recording a new $1.0 billion pre-tax charge related to the 2017 Northern California wildfires. The $1.0 billion charge is in addition to the previously recorded $2.5 billion charge in the second quarter of 2018. The new $1.0 billion charge relates to the 2017 Atlas and Cascade fires, which were not included in the prior $2.5 billion charge. The company has taken a total of $14.0 billion in pre-tax charges related to the 2018 Camp Fire and the 2017 Northern California wildfires to date, which reflects the lower end of the range of estimated losses the company faces from such wildfires. The charges represent a portion of the previously announced estimate of potential wildfire liabilities, which could exceed more than $30 billion.

Enhanced Electric Transmission & Distribution Inspections

To help further reduce wildfire risk, PG&E is inspecting its electrical equipment in areas at elevated (Tier 2) and extreme (Tier 3) wildfire risk based on the CPUC’s High Fire-Threat District Map.

PG&E has completed more than two-thirds of the enhanced inspections (including visual, ground and climbing) of its 5,500 miles of transmission lines and approximately 50,000 transmission structures, including towers and poles, in high fire-threat areas. The company is taking action right away to address any issues that pose an immediate risk to public safety, in advance of this year’s wildfire season.

The company expects to complete the remaining inspections of its electric transmission lines by the end of March 2019. Similar inspections of approximately 685,000 distribution poles across more than 25,000 miles of distribution lines began in February 2019. These enhanced distribution inspections are expected to be complete by the end of May 2019, pending any weather or access constraints.

In addition to providing the results to the company’s regulator and other agencies, PG&E intends to provide a further update on its inspections to its customers and communities when they are completed.

“We recognize that more must be done to adapt to and address the increasing threat of wildfires and extreme weather in order to keep our customers and communities safe,” said John Simon, Interim Chief Executive Officer of PG&E Corporation. “We are taking action now on important safety and maintenance measures identified through our accelerated and enhanced safety inspections and will continue to keep our regulators, customers and investors informed of our efforts.”

This enhanced inspection work is being performed as part of the company’s Community Wildfire Safety Program, implemented following the 2017 Northern California wildfires as additional precautionary measures intended to further reduce wildfire risk. The accelerated inspection program is in addition to routine inspections and maintenance programs already performed in accordance with state and federal regulatory requirements. Considering the growing threat of extreme weather and wildfires, PG&E has enhanced the criteria used for inspections using a risk-based approach to identify components on electric towers and poles that have the potential to initiate fires.

“All 24,000 PG&E employees are public safety officers in the communities we have the privilege to serve. We have heard the calls for change and are committed to taking action by focusing our resources on reducing risk and improving safety throughout our system,” said Simon.

Caribou-Palermo Electric Transmission Line

As previously noted, PG&E filed two EIRs on November 8 and 14, 2018, as well as a supplemental publicly-released letter dated December 11, 2018, concerning the Caribou-Palermo transmission line.

The 56-mile Caribou-Palermo electric transmission line has been de-energized since December 2018. Preliminary results from the enhanced inspections on this transmission line have identified some equipment conditions that require repair or replacement. As a result, this entire transmission line will remain out of service until it is verified to be fully safe or decommissioned. The 115 kV circuit runs from PG&E’s Caribou Powerhouse in Plumas County to PG&E’s Palermo Substation in Butte County.

Chapter 11 Reorganization

As previously announced, on January 29, 2019, PG&E Corporation and its subsidiary, Pacific Gas and Electric Company (the Utility), voluntarily filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Throughout the Chapter 11 process, PG&E Corporation and the Utility remain committed to delivering safe and reliable electric and natural gas service to customers, and to continuing to make critical investments in system safety and maintenance. This includes PG&E Corporation’s and the Utility’s work to further reduce the risk of wildfire in the communities it serves, and to rebuild infrastructure in areas impacted by wildfires.

In addition, as previously announced, PG&E Corporation’s and the Utility’s respective Boards of Directors continue to actively assess the Utility’s operations, finances, management, structure and governance—and remain focused on improving safety and operational effectiveness.

Fourth-Quarter and Full-Year 2018 Results

PG&E Corporation’s full-year net losses attributable to common shareholders were $6.9 billion, or $13.25 per share, as reported in accordance with generally accepted accounting principles (GAAP). This compares to net income available to common shareholders of $1.6 billion, or $3.21 per share, for the full year 2017. For the fourth quarter of 2018, GAAP results were net losses of $6.9 billion, or $13.24 per share, compared to net income of $114 million, or $0.22 per share for the same quarter in 2017. As noted above, in 2018, PG&E Corporation recognized wildfire-related pre-tax charges of $14.0 billion for third-party claims (consisting of $10.5 billion for the 2018 Camp Fire and $3.5 billion for the 2017 Northern California wildfires), partially offset by probable insurance recoveries of $2.2 billion.

GAAP results include items that management does not consider part of normal, ongoing operations (items impacting comparability), which totaled $8.9 billion after-tax, or $17.25 per share, for the year. This was primarily driven by third-party claims, net of probable insurance recoveries, and legal and other costs related to the 2018 Camp Fire and 2017 Northern California wildfires. This was partially offset by a reduction in natural gas-related capital disallowance estimates and 2017 insurance premium cost recoveries. Items impacting comparability for the year also include legal costs related to the 2015 Butte fire and costs to clear pipeline rights-of-way.

The company is facing extraordinary challenges relating to the 2018 Camp Fire and 2017 Northern

California wildfires. Management has concluded that these circumstances raise substantial doubt about PG&E Corporation’s and the Utility’s ability to continue as going concerns, and their independent registered public accountants have included an explanatory paragraph in their auditors’ report which states certain conditions exist which raise substantial doubt about PG&E

Corporation’s and the Utility’s ability to continue as going concerns in relation to the foregoing.

Non-GAAP Earnings from Operations

PG&E Corporation’s non-GAAP earnings from operations, which exclude items impacting comparability (IIC), were $2.1 billion, or $4.00 per share, for the full year of 2018. This is compared to $1.9 billion, or $3.68 per share, for 2017. For the fourth quarter of 2018, non-GAAP earnings from operations were $417 million, or $0.80 per share, compared to $327 million, or $0.63 per share, during the same period in 2017. For the full year and the fourth quarter of 2018, non-GAAP earnings from operations exclude, among other things, the impact of wildfire-related costs, net of probable insurance recoveries, in an aggregate after-tax amount of $8.9 billion (consisting of $6.8 billion for the 2018 Camp Fire and $2.1 billion for the 2017 Northern California wildfires) and $7.3 billion (consisting of $6.8 billion for the 2018 Camp Fire and $0.5 billion for the 2017 Northern California wildfires), respectively.

The increase in quarter-over-quarter non-GAAP earnings from operations was primarily driven by a reduction in short-term incentive compensation, growth in rate base earnings, timing of operational spend in 2017, and probable cost recoveries of insurance premiums incurred in 2018 above amounts included in authorized revenue requirements, partially offset by costs to perform enhanced vegetation management work and the timing of taxes.

PG&E Corporation discloses “non-GAAP earnings from operations,” which is a non-GAAP financial measure, in order to provide a measure that allows investors to compare the underlying financial performance of the business from one period to another, exclusive of items impacting comparability. See the accompanying tables for a reconciliation of non-GAAP earnings from operations to PG&E Corporation’s earnings (loss) on a GAAP basis.

IIC Guidance

At this time, PG&E Corporation is not providing guidance for 2019 GAAP earnings and non-GAAP earnings from operations due to the continuing uncertainty related to the 2018 Camp Fire and the 2017 Northern California wildfires and the Chapter 11 proceedings. PG&E Corporation is providing 2019 IIC guidance of $670 million to $907 million after-tax for costs related to the 2018 Camp Fire and 2017 Northern California wildfires, electric asset inspections, and Chapter 11-related matters.

IIC guidance is based on various assumptions and forecasts related to future expenses and certain other factors.

Supplemental Financial Information

In addition to the financial information accompanying this release, presentation slides have been furnished on Form 8-K to the Securities and Exchange Commission and are available on PG&E Corporation’s website at: http://investor.pgecorp.com/financials/quarterly-earnings-reports/default.aspx.

Public Dissemination of Certain Information

PG&E Corporation and the Utility routinely provide links to the Utility’s principal regulatory proceedings with the CPUC and the Federal Energy Regulatory Commission (FERC) at http://investor.pgecorp.com, under the “Regulatory Filings” tab, so that such filings are available to investors upon filing with the relevant agency. PG&E Corporation and the Utility also routinely post, or provide direct links to, presentations, documents, and other information that may be of interest to investors at http://investor.pgecorp.com, under the “Wildfire Updates” and “News & Events: Events & Presentations” tabs, respectively, in order to publicly disseminate such information. It is possible that any of these filings or information included therein could be deemed to be material information.

About PG&E Corporation

PG&E Corporation (NYSE: PCG) is a holding company headquartered in San Francisco. It is the parent company of Pacific Gas and Electric Company, an energy company that serves 16 million Californians across a 70,000-square-mile service area in Northern and Central California. Each of PG&E Corporation and the Utility is a separate entity, with distinct creditors and claimants, and is subject to separate laws, rules and regulations. For more information, visit http://www.pgecorp.com. In this press release, they are together referred to as “PG&E.”

Forward-Looking Statements

This press release contains forward-looking statements that are not historical facts, including statements about the beliefs, expectations, estimates, future plans and strategies of PG&E Corporation and the Utility, as well as forecasts and estimates regarding potential liability in connection with the 2018 Camp Fire and 2017 Northern California wildfires, the company’s Community Wildfire Safety Program, and PG&E Corporation’s 2019 IIC guidance. These statements are based on current expectations and assumptions, which management believes are reasonable, and on information currently available to management, but are necessarily subject to various risks and uncertainties. In addition to the risk that these assumptions prove to be inaccurate, factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include factors disclosed in PG&E Corporation’s and the Utility’s annual report on Form 10-K for the year ended December 31, 2018 and other reports filed with the SEC, which are available on PG&E Corporation’s website at www.pgecorp.com and on the SEC website at www.sec.gov. Additional factors include, but are not limited to, those associated with the Chapter 11 cases of PG&E Corporation and the Utility that commenced on January 29, 2019. PG&E Corporation and the Utility undertake no obligation to publicly update or revise any forward-looking statements, whether due to new information, future events or otherwise, except to the extent required by law.

PG&E CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share amounts)

	Year ended December 31,
	2018	2017	2016
Operating Revenues
Electric	$12,713	$13,124	$13,864
Natural gas	4,046	4,011	3,802

Total operating revenues	16,759	17,135	17,666

Operating Expenses
Cost of electricity	3,828	4,309	4,765
Cost of natural gas	671	746	615
Operating and maintenance	7,153	6,321	7,326
Wildfire-related claims, net of insurance recoveries	11,771	—	125
Depreciation, amortization, and decommissioning	3,036	2,854	2,755

Total operating expenses	26,459	14,230	15,586

Operating Income (Loss)	(9,700)	2,905	2,080
Interest income	76	31	23
Interest expense	(929)	(888)	(829)
Other income, net	424	123	188

Income (Loss) Before Income Taxes	(10,129)	2,171	1,462
Income tax provision (benefit)	(3,292)	511	55

Net Income (Loss)	(6,837)	1,660	1,407
Preferred stock dividend requirement of subsidiary	14	14	14

Income (Loss) Available for Common Shareholders	$(6,851)	$1,646	$1,393

Weighted Average Common Shares Outstanding, Basic	517	512	499

Weighted Average Common Shares Outstanding, Diluted	517	513	501

Net Earnings (Loss) Per Common Share, Basic	$(13.25)	$3.21	$2.79

Net Earnings (Loss) Per Common Share, Diluted	$(13.25)	$3.21	$2.78

Reconciliation of PG&E Corporation’s Consolidated Income Available for Common Shareholders in Accordance with

Generally Accepted Accounting Principles (“GAAP”) to Non-GAAP Earnings from Operations

Fourth Quarter and Year to Date, 2018 vs. 2017

(in millions, except per share amounts)

	Three Months Ended December 31,				Year Ended December 31,
	Earnings		Earnings per Common Share (Diluted)		Earnings		Earnings per Common Share (Diluted)
(in millions, except per share amounts)	2018	2017	2018	2017	2018	2017	2018	2017
PG&E Corporation’s Earnings (Loss) on a GAAP basis	$(6,873)	$114	$(13.24)	$0.22	$(6,851)	$1,646	$(13.25)	$3.21
Items Impacting Comparability: (1)
2018 Camp fire-related costs, net of insurance (2)	6,823	—	13.15	—	6,823	—	13.20	—
2017 Northern California wildfire-related costs, net of insurance (3)	452	49	0.87	0.09	2,090	49	4.04	0.09
Pipeline-related expenses (4)	8	7	0.02	0.01	33	52	0.06	0.10
2015 Butte fire-related costs, net of insurance (5)	7	9	0.01	0.02	24	36	0.05	0.07
Reduction in gas-related capital disallowances (6)	—	—	—	—	(27)	—	(0.05)	—
2017 insurance premium cost recoveries (7)	—	—	—	—	(23)	—	(0.05)	—
Tax Cuts and Jobs Act transition impact (8)	—	147	—	0.29	—	147	—	0.29
Fines and penalties (9)	—	—	—	—	—	47	—	0.09
Diablo Canyon settlement-related disallowance (10)	—	—	—	—	—	32	—	0.06
Legal and regulatory-related expenses (11)	—	1	—	—	—	6	—	0.01
GT&S revenue timing impact (12)	—	—	—	—	—	(88)	—	(0.17)
Net benefit from derivative litigation settlement (13)	—	—	—	—	—	(38)	—	(0.07)

PG&E Corporation’s Non-GAAP Earnings from Operations (14)	$417	$327	$0.80	$0.63	$2,069	$1,889	$4.00	$3.68

All amounts presented in the table above are tax adjusted at PG&E Corporation’s statutory tax rate of 27.98% for 2018 and 40.75% for 2017, except for certain fines and penalties in 2017. Amounts may not sum due to rounding.

(1)

“Items impacting comparability” represent items that management does not consider part of the normal course of operations and affect comparability of financial results between periods, consisting of the items listed in the table above. See Use of Non-GAAP Financial Measures.

(2)

The Utility incurred costs, net of insurance, of $9.5 billion (before the tax impact of $2.7 billion) during the three and twelve months ended December 31, 2018 associated with the 2018 Camp fire. This includes accrued charges of $10.5 billion (before the tax impact of $2.9 billion) during the three and twelve months ended December 31, 2018 related to estimated third-party claims. The Utility also recorded $185 million (before the tax impact of $52 million) during the three and twelve months ended December 31, 2018 reflecting the accelerated amortization of prepaid insurance premiums for single event coverage policies. In addition, the Utility incurred costs of $169 million (before the tax impact of $47 million) during the three and twelve months ended December 31, 2018 for clean-up and repair costs. These costs were partially offset by $1.4 billion (before the tax impact of $386 million) recorded during the three and twelve months ended December 31, 2018 for probable insurance recoveries.

(in millions, pre-tax)	Three Months Ended December 31, 2018	Year Ended December 31, 2018
Third-party claims	$10,500	$10,500
Accelerated amortization of prepaid insurance premiums	185	185
Utility clean-up and repair costs	169	169
Insurance recoveries	(1,380)	(1,380)

2018 Camp fire-related costs, net of insurance	$9,474	$9,474

(3)

The Utility incurred costs, net of insurance, of $629 million (before the tax impact of $176 million) and $2.9 billion (before the tax impact of $813 million) during the three and twelve months ended December 31, 2018, respectively, associated with the 2017 Northern California wildfires. This includes accrued charges of $1 billion (before the tax impact of $280 million) and $3.5 billion (before the tax impact of $979 million) during the three and twelve months ended December 31, 2018, respectively, related to third-party claims. The Utility also recorded $85 million (before the tax impact of $24 million) and $205 million (before the tax impact of $57 million) during the three and twelve months ended December 31, 2018, respectively, for legal and other costs. In addition, the Utility incurred costs of $40 million (before the tax impact of $11 million) during the twelve months ended December 31, 2018 for Utility clean-up and repair costs. These costs were partially offset by $456 million (before the tax impact of $128 million) and $842 million (before the tax impact of $236 million) recorded during the three and twelve months ended December 31, 2018, respectively, for probable insurance recoveries.

(in millions, pre-tax)	Three Months Ended December 31, 2018	Year Ended December 31, 2018
Third-party claims	$1,000	$3,500
Legal and other costs	85	205
Utility clean-up and repair costs	—	40
Insurance recoveries	(456)	(842)

2017 Northern California wildfire-related costs, net of insurance	$629	$2,903

(4)

The Utility incurred costs of $11 million (before the tax impact of $3 million) and $46 million (before the tax impact of $13 million) during the three and twelve months ended December 31, 2018, respectively, for pipeline-related expenses incurred in connection with the multi-year effort to identify and remove encroachments from transmission pipeline rights-of-way.

(5)

The Utility incurred costs, net of insurance, of $9 million (before the tax impact of $2 million) and $40 million (before the tax impact of $11 million) during the three and twelve months ended December 31, 2018, respectively, associated with legal costs for the 2015 Butte fire. These costs were partially offset by $7 million (before the tax impact of $2 million) recorded during the twelve months ended December 31, 2018 for contractor insurance recoveries.

(in millions, pre-tax)	Three Months Ended December 31, 2018	Year Ended December 31, 2018
Legal costs	$9	$40
Insurance recoveries	—	(7)

2015 Butte fire-related costs, net of insurance	$9	$33

(6)

The Utility reduced the estimated disallowance for gas-related capital costs that were expected to exceed authorized amounts by $38 million (before the tax impact of $11 million) during the twelve months ended December 31, 2018. The Utility had previously recorded $85 million (before the tax impact of $35 million) in 2016 for probable capital disallowances in the 2015 Gas Transmission and Storage (“GT&S”) rate case. From 2012 through 2014, the Utility had recorded cumulative charges of $665 million (before the tax impact of $271 million) for disallowed Pipeline Safety Enhancement Plan (“PSEP”) related capital expenditures.

(7)

As a result of the California Public Utilities Commission’s (“CPUC”) June 2018 decision authorizing a Wildfire Expense Memorandum Account (“WEMA”), the Utility recorded $32 million (before the tax impact of $9 million) during the twelve months ended December 31, 2018 for probable cost recoveries of insurance premiums incurred in 2017 above amounts included in authorized revenue requirements.

(8)

PG&E Corporation and the Utility incurred total after-tax costs of $147 million during the three and twelve months ended December 31, 2017, as a result of the Tax Cuts and Jobs Act, which was signed into law on December 22, 2017. The Utility recorded a one-time, after-tax charge of $64 million during the three and twelve months ended December 31, 2017, primarily related to deferred tax assets associated with disallowed plant, and PG&E Corporation recorded a one-time, after-tax charge of $83 million during the three and twelve months ended December 31, 2017, primarily related to net operating loss carryforwards.

(9)

The Utility incurred costs of $71 million (before the tax impact of $24 million) during the twelve months ended December 31, 2017, for fines and penalties. This included disallowed expenses of $32 million (before the tax impact of $13 million) during the twelve months ended December 31, 2017, associated with safety-related cost disallowances imposed by the CPUC in its April 9, 2015 decision (“San Bruno Penalty Decision”) in the gas transmission pipeline investigations. The Utility also recorded $15 million (before the tax impact of $6 million) during the twelve months ended December 31, 2017, for disallowances imposed by the CPUC in its final phase two decision of the 2015 GT&S rate case for prohibited ex parte communications. In addition, the Utility recorded $24 million (before the tax impact of $5 million) during the twelve months ended December 31, 2017, for financial remedies in connection with the settlement filed with the CPUC on March 28, 2017, related to the order instituting investigation into compliance with ex parte communication rules.

(10)

The Utility recorded a disallowance of $47 million (before the tax impact of $15 million) during the twelve months ended December 31, 2017, comprised of canceled projects of $24 million (before the tax impact of $6 million) and disallowed license renewal costs of $23 million (before the tax impact of $9 million), as a result of the settlement agreement submitted to the CPUC in connection with the Utility’s joint proposal to retire the Diablo Canyon Power Plant.

(11)

The Utility incurred costs of $2 million (before the tax impact of $1 million) and $10 million (before the tax impact of $4 million) during the three and twelve months ended December 31, 2017, respectively, for legal and regulatory related expenses incurred in connection with various enforcement, regulatory, and litigation activities regarding natural gas matters and regulatory communications.

(12)

The Utility recorded revenues of $150 million (before the tax impact of $62 million) during the twelve months ended December 31, 2017 in excess of the 2017 authorized revenue requirement, which included the final component of under-collected revenues retroactive to January 1, 2015, as a result of the CPUC’s final phase two decision in the 2015 GT&S rate case.

(13)

PG&E Corporation recorded proceeds from insurance, net of plaintiff payments, of $65 million (before the tax impact of $27 million) during the three and twelve months ended December 31, 2017, associated with the settlement agreement in connection with the San Bruno shareholder derivative litigation that was approved by the Superior Court of California, County of San Mateo, on July 18, 2017. This included $90 million (before the tax impact of $37 million) during the three and twelve months ended December 31, 2017, for proceeds from insurance, partially offset by $25 million (before the tax impact of $10 million) during the three and twelve months ended December 31, 2017, for plaintiff legal fees paid in connection with the settlement.

(14)	“Non-GAAP earnings from operations” is a non-GAAP financial measure. See Use of Non-GAAP Financial Measures.

Use of Non-GAAP Financial Measures PG&E Corporation and Pacific Gas and Electric Company

PG&E Corporation discloses historical financial results and provides guidance based on “non-GAAP earnings from operations” and “non-GAAP EPS from operations” in order to provide a measure that allows investors to compare the underlying financial performance of the business from one period to another, exclusive of items impacting comparability.

“Non-GAAP earnings from operations” is a non-GAAP financial measure and is calculated as income available for common shareholders less items impacting comparability. “Items impacting comparability” represent items that management does not consider part of the normal course of operations and affect comparability of financial results between periods, consisting of the items listed in previous exhibit. “Non-GAAP EPS from operations” also referred to as “non-GAAP earnings per share from operations” is a non-GAAP financial measurement and is calculated as non-GAAP earnings from operations divided by common shares outstanding (diluted). PG&E Corporation uses non-GAAP earnings from operations and non-GAAP EPS from operations to understand and compare operating results across reporting periods for various purposes including internal budgeting and forecasting, short- and long-term operating planning, and employee incentive compensation. PG&E Corporation believes that non-GAAP earnings from operations and non-GAAP EPS from operations provide additional insight into the underlying trends of the business, allowing for a better comparison against historical results and expectations for future performance.

Non-GAAP earnings from operations and non-GAAP EPS from operations are not substitutes or alternatives for GAAP measures such as consolidated income available for common shareholders and may not be comparable to similarly titled measures used by other companies.